Exhibit 23

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of AmBase Corporation and subsidiaries on Form S-8 (file Nos. 333-22553, 33-27417, 33-32224 and 33-17829) of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated March 30, 2017, with respect to our audits of the consolidated financial statements and financial statement schedule of AmBase Corporation as of December 31, 2016 and 2015, and for the years then ended, which report is included in this Annual Report on Form 10-K of AmBase Corporation for the year ended December 31, 2016.

/s/ Marcum LLP Hartford, Connecticut March 30, 2017